                                                                    Exhibit 99.1

                        HORIZON MEDICAL PRODUCTS REPORTS

                     SECOND QUARTER REVENUE AND MARGIN GAINS

ATLANTA (JULY 30, 2003) - HORIZON MEDICAL PRODUCTS, INC. (AMEX: HMP) today reported financial results for the three and six months ended June 30, 2003. Highlights of the 2003 second quarter and recent weeks include:

-        Net sales up 9% sequentially to $6.6 million

-        Year-to-date net sales increases approximately 20%

-        Gross profit margin up to 59%, compared with 57% last year

-        Year-to-date gross profit increases approximately 31%

-        Exclusive distribution agreement for Medtronic's IsoMed(R) Infusion
         System

-        Agreement to market LifeGuard(TM) into U.S. Oncology clinics

Net sales for the three months ended June 30, 2003 were $6,618,538, up 9% over $6,087,516 in the three months ended March 31, 2003 and compared with $6,194,020 for the three months ended June 30, 2002. For the first six months of 2003, year-to-date net sales were $12,706,054, up approximately 20% over $10,585,241 for the first six months ended June 30, 2002. The increases were due to continued growth in sales from new products, including the LifeGuard(TM) Huber Safety Needle and the addition of Medtronic's (NYSE: MDT) IsoMed(R) Hepatic Arterial Infusion (HAI) product line. Conversion from a network of distributors to a 45-person direct sales force also contributed to the sales growth.

The gross profit for the second quarter of 2003 was $3,908,968, or 59% of net sales, up from a gross profit of $3,503,123, or 57% of net sales, for the second quarter of 2002. For the first six months of 2003, year-to-date gross profit was $7,543,325, or 59% of net sales, up from gross profit of $5,764,277, or 54% of net sales for the first six months of 2002. These improvements were due to increased manufacturing efficiencies and product mix. Selling, general and administrative expenses for the three months ended June 30, 2003 were $3,721,431, compared with $3,466,128 for the three months ended June 30, 2002. The increase was primarily related to higher research and development expenses and to costs associated with the direct sales expansion program. The Company reported operating income for the 2003 second quarter of $187,537, compared with $36,995 for the 2002 second quarter. The loss from continuing operations was $419,398 for the 2003 quarter, of $0.01 per share, compared with a loss of $714,570, or $0.04 per share, for the 2002 quarter.

The net loss for the second quarter of 2003 was $419,398, or $0.01 per share, compared with a net loss for the second quarter of 2002 of $284,183, or $0.02 per share, which included income from discontinued operations of $430,387 from the Company's Stepic distribution division, which was sold in September 2002.

"The new distribution agreement to sell Medtronic's IsoMed Infusion System and related products into the oncology marketplace is evidence of our progress into a leadership role as a vascular access, oncology device company," commented Marshall Hunt, chairman and chief executive officer of Horizon Medical Products, "Additionally, we signed a contract with U.S.

Oncology to market our safety needle, LifeGuard(TM), to an established network of more than 500 oncology offices nationwide. This is a good catalyst to build the LifeGuard(TM) brand as a recognized safety needle market leader."

The Company has scheduled a conference call to discuss this announcement beginning at 2:00 p.m. Eastern Time today. To participate in the call, a few minutes prior to the start time please dial (888) 803-8276 in the U.S. or (706) 634-8102 for international callers. Those unable to participate are invited to listen to a recording of the call from 4:00 p.m. Eastern Time July 30, 2003 through midnight Eastern Time August 1, 2003, by dialing (800) 642-1687 in the U.S. or (706) 645-9291 for international callers, and entering access code 1925415.

Alternatively, investors are invited to listen to the live conference call over the Internet at the Company's Web Site, www.hmpvascular.com. A replay will begin shortly after the call has ended and will be available for 14 days.

ABOUT HORIZON MEDICAL PRODUCTS

Horizon Medical Products, Inc. is a world leader in the design, development, manufacture and sale of technologically advanced, high value-added percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary VTX(R) technology; tunneled central venous catheters; and stem-cell transplant catheters used primarily in cancer treatment protocols. The Company also markets a complete line of acute and chronic dialysis catheters. Its Internet address is www.hmpvascular.com.

SAFE HARBOR

Certain statements and information included herein may constitute "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties described herein and various documents filed by the Company with the US Securities and Exchange Commission, including but not limited to the Company's Prospectus on Form S-1 and the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and the Company's Quarterly Reports on Form 10-Q. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligations to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.


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                         HORIZON MEDICAL PRODUCTS, INC.

                                                                Three Months Ended                      Six Months Ended
                                                                     June 30,                                June 30,
                                                         --------------------------------        --------------------------------
                                                                     (Unaudited)                           (Unaudited)
                                                             2003                2002                2003                2002
                                                         ------------        ------------        ------------        ------------
RESULTS OF OPERATIONS
Net sales                                                $  6,618,538        $  6,194,020        $ 12,706,054        $ 10,585,241
Cost of goods sold                                          2,709,570           2,690,897           5,162,729           4,820,964
                                                         ------------        ------------        ------------        ------------

Gross profit                                                3,908,968           3,503,123           7,543,325           5,764,277
Selling, general and administrative expenses                3,721,431           3,466,128           7,366,481           9,094,538
                                                         ------------        ------------        ------------        ------------

      Operating income (loss)                                 187,537              36,995             176,844          (3,330,261)
                                                         ------------        ------------        ------------        ------------
Other income (expense)
      Interest expense                                       (596,484)           (746,199)         (1,224,146)         (1,384,007)
      Other income (expense)                                  (10,451)             (5,366)            (24,700)             (8,826)
                                                         ------------        ------------        ------------        ------------
                                                             (606,935)           (751,565)         (1,248,846)         (1,392,833)
                                                         ------------        ------------        ------------        ------------

      Loss from continuing operations                        (419,398)           (714,570)         (1,072,002)         (4,723,094)

Discontinued operations
      Income from operations of discontinued
        distribution segment                                       --             430,387                  --             461,542

Extraordinary loss on extinguishment of debt                       --                  --                  --          (6,641,015)

Effect of a change in accounting principle
  pursuant to adoption of SFAS 142                                 --                  --                  --         (16,101,900)
                                                         ------------        ------------        ------------        ------------

      Net loss                                           $   (419,398)       $   (284,183)       $ (1,072,002)       $(27,004,467)
                                                         ============        ============        ============        ============

Basic and diluted earnings per share:

  Loss from continuing operations                        $      (0.01)       $      (0.04)       $      (0.03)       $      (0.31)

  Income from operations of discontinued
    distribution segment                                 $         --        $       0.02        $         --        $       0.03

  Extraordinary loss on extinguishment of debt                     --                  --                  --               (0.44)

  Effect of a change in accounting principle
    pursuant to adoption of SFAS 142                               --                  --                  --               (1.06)
                                                         ------------        ------------        ------------        ------------

  Net loss per share - basic and diluted                 $      (0.01)       $      (0.02)       $      (0.03)       $      (1.78)
                                                         ============        ============        ============        ============

Weighted average common shares outstanding -
  basic and diluted                                        36,165,876          16,311,676          33,415,876*         15,129,630
                                                         ============        ============        ============        ============


                                                                     June 30,               December 31,
                                                                       2003                     2002
                                                                   ------------             ------------
                                                                    (Unaudited)
FINANCIAL CONDITION
Cash and cash equivalents                                          $  2,571,529             $  3,711,514
Total current assets                                               $ 12,542,410             $ 12,872,530
Total assets                                                       $ 36,381,444             $ 37,190,125
Total current liabilities                                          $ 19,092,091             $  3,413,118
Current portion of long-term debt                                  $ 16,535,147             $  1,552,782
Long-term debt, net of current portion                             $  2,906,150             $ 18,341,903
Shareholders' equity                                               $ 14,285,639             $ 15,330,141

*The weighted average common shares outstanding - basic and diluted for the six months ended June 30, 2003 is 35,041,567. The figure shown above was inadvertently disclosed incorrectly in the earnings release.